MADISON LIQUIDITY INVESTORS 104, LLC
                           c/o Gemisys Tender Services
                            7103 South Revere Parkway
                            Englewood, Colorado 80112
                                 (303) 705-6390


                                                               February 19, 1999


Dear Unitholder:

     Enclosed with this letter please find Amendment No. 4, Supplement No. 1 ("Supplement") to our Offer to Purchase, dated November 23, 1998. We encourage you to read the enclosed Supplement carefully and in conjunction with our Offer to Purchase previously provided to you.

     If you wish to sell some or all of your Units now:

     o Please read carefully the Offer to Purchase, Supplement and the Agreement of Assignment and Transfer in accordance with the instructions provided;

     o Complete the Agreement of Assignment and Transfer in accordance with the instructions provided;

     o    Sign where indicated, have your signature Medallion Guaranteed; and

     o Return the Agreement of Assignment and Transfer in the pre-addressed return envelope.

     This offer will expire at 5:00 p.m. Eastern Standard Time, on March 5, 1999, unless extended. If you have any questions or need assistance in completing the Agreement of Assignment and Transfer, please call Gemisys Tender Services at (303) 705-6390.

                                            Very truly yours,

                                            Madison Liquidity Investors 104, LLC